As filed with the Securities and Exchange Commission on November 13, 2017

Registration No. 333-221036

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	47-1628077
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11305 Four Points Drive, Building 2, Suite 100

Austin, TX 78726

(512) 346-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Schmitt

General Counsel

SailPoint Technologies Holdings, Inc.

11305 Four Points Drive, Building 2, Suite 100

Austin, TX 78726

(512) 346-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul R. Tobias J. Wesley Jones Lanchi D. Huynh Vinson & Elkins L.L.P. 2801 Via Fortuna, Suite 100 Austin, TX 78746 (512) 542-8400	Gerald T. Nowak, P.C. Bradley C. Reed Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2000	Kenneth J. Gordon Joseph C. Theis, Jr. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-221036) is filed solely to amend Item 15 and Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, upon the completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC registration fee	$31,500
FINRA filing fee	38,450
NYSE listing fee	295,000
Printing and engraving expenses	400,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	1,800,000
Transfer agent and registrar fees	5,000
Miscellaneous expenses	430,050

Total	$5,000,000

Item 14. Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The registrant’s charter and bylaws, provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The registrant’s charter includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since the registrant’s formation in August 2014, it has made sales of the following unregistered securities:

Preferred Stock Issuances

From September 2014 through March 2015, the registrant sold an aggregate of 223,332 shares of its preferred stock to 14 investors and certain of its employees, directors, consultants and other service providers at a purchase price of $1,000.00 per share, for an aggregate purchase price of $223,332,260.

In September 2016, the registrant sold an aggregate of 1,263 shares of preferred stock to three employees at a purchase price of $1,000.00 per share, for an aggregate purchase price of $1,263,000.

Stock Option and Common Stock Issuances

From September 2014 through March 2015, the registrant sold an aggregate of 43,628,518 shares of common stock to 14 investors and certain of its employees, directors, consultants and other service providers at a purchase price of $0.0517 per share, for an aggregate purchase price of $2,255,456.

In September 2016, the registrant sold an aggregate of 36,079 shares of common stock to three employees at a purchase price of $1.84215 per share, for an aggregate purchase price of $66,462.

Since August 2014, the registrant has granted to its employees, consultants and other service providers options to purchase an aggregate of 2,887,823 shares of common stock under its Amended and Restated 2015 Stock Option and Grant Plan and its 2015 Stock Incentive Plan at exercise prices ranging from $1.0686 to $3.73597 per share.

Since August 2014, the registrant has granted to its employees, directors, consultants and other service providers restricted stock awards for an aggregate of 7,897,287 shares of common stock pursuant to restricted stock agreements.

Since August 2014, the registrant has issued to its employees, consultants and other service providers an aggregate of 146,363 shares of common stock upon the exercise of options under its Amended and Restated 2015 Stock Option and Grant Plan and its 2015 Stock Incentive Plan at exercise prices ranging from $1.0686 to $2.45651 per share, for a weighted-average exercise price of $2.172918.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The registrant believes the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Index

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1**	Second Amended and Restated Certificate of Incorporation, as currently in effect.

3.2	Form of Amendment to Second Amended and Restated Certificate of Incorporation.

3.3**	Amended and Restated Bylaws, as currently in effect.

3.4	Form of Third Amended and Restated Certificate of Incorporation to be in effect immediately prior to the completion of this offering.

3.5	Form of Second Amended and Restated Bylaws to be adopted immediately prior to the completion of this offering.

4.1**	Form of common stock certificate.

4.2**	Registration Rights Agreement, dated as of September 8, 2014, by and among the registrant, Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Executive Fund XI, L.P. and certain other stockholders.

4.3**	Stockholders Agreement, dated as of September 8, 2014, by and among the registrant, Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Executive Fund XI, L.P. and certain other stockholders.

4.4**	Form of Amendment No. 1 to Stockholders Agreement.

5.1	Opinion of Vinson & Elkins L.L.P.

Exhibit Number	Description

10.1**	Amended and Restated Credit and Guaranty Agreement, dated as of November 2, 2016, among SailPoint Technologies, Inc., as borrower, SailPoint Technologies Intermediate Holdings, LLC and SailPoint International, Inc., as guarantors, the other credit parties party thereto, Goldman Sachs Bank USA, as administrative agent, collateral agent and lead arranger, and the lenders party thereto.

10.2**	First Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of June 28, 2017, by and among SailPoint Technologies, Inc., as borrower, SailPoint Technologies Intermediate Holdings, LLC, as a guarantor, the other credit parties party thereto, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.

10.3**	Form of Indemnification Agreement between the registrant and each of its directors and executive officers.

10.4

Form of Second Amendment to Amended and Restated Credit and Guaranty Agreement, by and among SailPoint Technologies, Inc., as borrower, SailPoint Technologies Intermediate Holdings, LLC, as a guarantor, the other credit parties party thereto, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.

10.5**	Form of SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

10.6**	Form of Notice of Grant of Stock Option under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

10.7**	Form of Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

10.8**	Form of Notice of Stock Option Exercise under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

10.9**	Form of Notice of Grant of Restricted Stock Units under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

10.10**	Form of Restricted Stock Unit Agreement under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

10.11	Amended and Restated Senior Management and Restricted Stock Agreement, dated November 5, 2017, by and among SailPoint Technologies Holdings, Inc., SailPoint Technologies, Inc. and Kevin Cunningham.

10.12	Amended and Restated Senior Management and Restricted Stock Agreement, dated November 5, 2017, by and among SailPoint Technologies Holdings, Inc., SailPoint Technologies, Inc. and Mark McClain.

10.13**	Offer Letter, dated May 14, 2014, by and between SailPoint Technologies, Inc. and Howard Greenfield.

10.14	Amended and Restated Restricted Stock Agreement, dated November 5, 2017, by and among SailPoint Technologies Holdings, Inc., SailPoint Technologies, Inc. and Howard Greenfield.

10.15	Amended and Restated Early Exercise Incentive Stock Option Agreement under the SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option Plan, dated November 5, 2017, by and between SailPoint Technologies Holdings, Inc. and Howard Greenfield.

10.16**	Form of Restricted Stock Agreement.

10.17**	Form of Early Exercise Incentive Stock Option Agreement under the SailPoint Technologies, Holdings, Inc. Amended and Restated 2015 Stock Option Plan.

10.18**	Sales Incentive Plan.

10.19**	SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option and Grant Plan.

10.20**	Form of Non-qualified Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time and Performance Vesting).

Exhibit Number	Description

10.21**	Office Lease, dated July 3, 2012, by and between New TPG-Four Points, L.P. and SailPoint Technologies, Inc.

10.22**	First Amendment to Office Lease, effective May 1, 2013, by and between New TPG-Four Points, L.P. and SailPoint Technologies, Inc.

10.23**	Second Amendment to Lease, dated October 2, 2017, by and between G&I VII Four Points LP and SailPoint Technologies, Inc.

10.24**	Lease, dated October 2, 2017, by and between BDN Four Points Land LP and SailPoint Technologies, Inc.

10.25**	Form of Non-qualified Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time-Based Vesting).

10.26**	Form of Incentive Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time and Performance Vesting).

10.27**	Form of Incentive Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time-Based Vesting).

10.28**	Form of Restricted Stock Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time and Performance Vesting).

10.29**	Form of Restricted Stock Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time-Based Vesting).

10.30**	SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan.

10.31**	Form of Notice of Option Grant under the SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan.

10.32**	Form of SailPoint Technologies Holdings, Inc. Employee Stock Purchase Plan.

10.33**	Form of Employee Co-Invest Stock Purchase Agreement.

10.34**	Form of Director Purchase Agreement.

10.35**	Form of Notice of Grant of Restricted Stock Units (Non-Employee Directors) under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

10.36**	Form of Restricted Stock Unit Agreement (Non-Employee Directors) under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

21.1**	List of subsidiaries of the registrant.

23.1**	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1**	Power of Attorney.

99.1**	Consent of Nominee for Director

**	Previously filed.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on November 13, 2017.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Mark McClain
Mark McClain Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark McClain Mark McClain	Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2017

/s/ Cam McMartin Cam McMartin	Chief Financial Officer (Principal Financial Officer)	November 13, 2017

/s/ Thomas Beck Thomas Beck	Vice President, Finance (Principal Accounting Officer)	November 13, 2017

* Marcel Bernard	Director	November 13, 2017

* William Gregory Bock	Director	November 13, 2017

* Seth Boro	Director	November 13, 2017

* James Michael Pflaging	Director	November 13, 2017

* Kenneth J. Virnig, II	Director	November 13, 2017

* By:	/s/ Cam McMartin
Cam McMartin Attorney-in-Fact